                           EXHIBIT 23D

                     BLANKINSHIP FUNDS, INC.
                      MANAGEMENT AGREEMENT

This Agreement is made the 8th day of April, 2003, by and between
Blankinship Funds, Inc., a Maryland corporation (the `Fund'), and
Blankinship Corporation, a Virginia corporation (`Adviser').

WHEREAS, the Fund engages in the business of investing and
reinvesting its assets and property in various stocks and
securities and is authorized to issue shares of capital stock in separate series, each representing interests in a separate
portfolio of securities and other assets, with the initial series being:

     Blankinship Value Fund (the `Portfolio'); and

WHEREAS, Adviser engages in the business of investment management and the provision of certain other administrative services in connection therewith; and

WHEREAS, the Fund wishes to engage Adviser to retain certain investment management and administrative services which are
necessary for the day-to-day operations of the Portfolio in the manner and on the terms and conditions hereinafter set forth, and
Adviser wishes to accept such engagement

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.   OBLIGATIONS OF INVESTMENT ADVISER

     a.   START-UP EXPENSES. The Adviser will pay the organization
          (start-up) expenses of the Fund, and will not be reimbursed for such expenses by the Fund.

     b.   INVESTMENT ADVISORY SERVICES. Adviser agrees to perform the following services for the Fund (collectively, the `Investment
          Advisory Services'):

           i.   manage the investment and reinvestment of the Portfolio's
                assets;

           ii.  review, supervise, and administer the investment program of the Portfolio on an ongoing basis;

           iii. determine, in its discretion, the securities to be
                purchased, retained or sold for the Portfolio (and implement those decisions);

           iv.  provide the Fund with records concerning the Adviser's activities which the Fund is required to maintain; and

           v.   provide such information and reports as the Fund's officers and directors reasonably require to discharge their
                responsibilities to the Fund.

     c.   ADMINISTRATIVE SERVICES. The Fund hereby retains Adviser to provide, or upon receipt of written approval of the Fund arrange for other companies to provide, all administrative and
          operational services necessary for the operation of the Portfolio
          (collectively, the `Administrative Services'); such services may include, but are not limited to:

          (1)  accounting services and functions, including costs and expenses of independent public accountants;

          (2)  non-litigation related legal and compliance services, including the expenses of maintaining registration and
               qualification of the Fund and the Portfolio under federal, state and other applicable laws and regulations;

          (3)  dividend disbursing agent, dividend reinvestment agent, transfer agent, answering inquiries related to shareholder
               Portfolio accounts;

          (4)  custodian services (which may be self-custodian, as
               described under Rule 17f-2 of the Act), and depository services and functions;

          (5)  distribution and/or marketing services;

          (6)  shareholder and board of directors communication services, including the costs of preparing, printing and distributing notices of shareholders' meetings, proxy statements,
               prospectuses, statements of additional information, Portfolio reports, and other communications to the Fund's Portfolio
               shareholders, as well as expenses of shareholders' and board of directors' meetings, including the compensation and reimbursable expenses of the directors of the Fund;

          (7)  premiums for the fidelity bond maintained by the Fund pursuant to Section 17(g) of the Act (except for such premiums as may be allocated to third parties, as insureds thereunder).

     d.   EXCLUSIONS FROM SERVICES. Notwithstanding the provisions of
          Paragraphs 1(b) and 1(c) above, the Investment Advisory Services and Administrative Services shall not include and Adviser will not be responsible for: interest; taxes; any extraordinary expense, including but not limited to litigation and
          indemnification costs and expenses; brokers' commissions and other costs of securities transactions.

     e.   PROVISION OF SERVICES. Adviser shall discharge the foregoing responsibilities subject to the general supervision and control of the officers and the directors of the Fund and in compliance with such policies as the directors may from time to time
          establish, and in compliance with the objectives, policies, and limitations set forth in the Fund's prospectus and statement of additional information, as amended from time to time, and with all applicable laws and regulations. All services to be furnished by Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of Adviser or through such other parties as Adviser may determine from time to time. In the conduct of the respective businesses of the parties hereto and in the performance of this agreement, the Fund and
          Adviser may share common facilities and personnel common to each.

     f.   BOOKS AND RECORDS. All books and records prepared and
          maintained by Adviser for the Fund under this Agreement shall be the property of the Fund, and upon request, Adviser shall
          surrender to the Fund such of the books and records so requested.
          It is understood that computer equipment, software, and database structures used by the Adviser for the Fund's data storage and operations are the valuable property of the Adviser, and will not be surrendered to the Fund.

2.   COMPENSATION OF ADVISER. The Fund will pay to Adviser on the last day of each month:

     a.   a fee at an annual rate equal to 1.00% of the daily average net asset value of the Portfolio for INVESTMENT ADVISORY
          SERVICES;

     b.   a fee at an annual rate equal to 0.50% of the daily average net asset value of the Portfolio for ADMINISTRATIVE SERVICES;

     such fees to be computed daily based upon the net asset value of the Portfolio as determined by a valuation made in
     accordance with the Fund's procedures for calculating
     Portfolio net asset value as described in the Fund's
     Prospectus and/or Statement of Additional Information. During
     any period when the determination of a Portfolio's net asset value is suspended by the directors of the Fund, the net asset value of a share of the Portfolio as of the last business day prior to such suspension shall, for the purpose of this
     Paragraph 2, be deemed to be net asset value at the close of each succeeding business day until it is again determined. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The Adviser may, from time to time and at the Adviser's sole discretion, waive
     compensation without affecting the validity of this Agreement.
     Employees, officers, or directors of the Adviser who serve as directors and/or officers of the Fund shall receive no
     compensation from the Fund for acting in such capacities for the Fund.

3.   BROKERAGE. Adviser is authorized to select the brokers or
     dealers that will execute the purchases and sales of securities for the Fund and is directed to use its best efforts to obtain the best net results as described in the Fund's prospectus and statement of additional information from time to time. Adviser may, in its discretion, purchase and sell Fund securities from and to brokers and dealers who provide the Fund with research, analysis, advice and similar services, and Adviser may pay to these brokers and dealers, in return for research and analysis, a higher commission or spread than may be charged by other brokers and dealers, provided that Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of Adviser to the
     Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the
     Fund over the long-term. Adviser will promptly communicate to the officers and the directors of the Fund such information relating to brokerage transactions as they may reasonably request.

4.   STATUS OF INVESTMENT ADVISER. The services of Adviser to the
  Fund are not to be deemed exclusive, and Adviser shall be free to render similar services to others so long as its services to the
  Fund are not impaired thereby. Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.
  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Adviser, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.   PERMISSIBLE INTERESTS. Directors, officers, agents, and
  stockholders of the Fund are or may be interested in Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise, and directors, officers, agents, and stockholders of Adviser are or may be interested in the Fund as directors, officers, stockholders or otherwise; and Adviser (or any successor) is or may be interested in the Fund as a
  stockholder or otherwise.

6.   LIABILITY OF ADVISER. Adviser shall give the Fund the
  benefit of its best judgment and efforts in rendering these services. It is understood that Adviser's advice, while based on information believed to be correct, is not guaranteed. The fund agrees as an inducement to the undertaking of these services that
  Adviser and its officers, directors, employees, agents,
  controlling persons and assigns shall be protected from liability hereunder for any mistake of judgment or any event whatsoever, provided that nothing herein shall be deemed to protect, or purport to protect, Adviser against any liability to the Fund or to its security holders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder, or by reason of reckless disregard of obligations and duties hereunder. Any person, even though also an officer, partner, employee, or agent of the Adviser, who may be or become an officer, director, employee or agent of the Fund shall be deemed, when rendering services to the Fund or acting in any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, partner, employee, or agent or one under the control or direction of the Adviser even though paid by it.

7.   TERM. This Agreement shall become effective the 8th day of
  May, 2003 and remain in effect until May 8, 2005, and from year to year thereafter provided such continuance is specifically approved at least annually in accordance with Section 15 of the
  Investment Company Act of 1940, as amended, and any rules and regulations thereunder (the `Act'); provided however, that;

     a.   this Agreement may be terminated at any time, without the
       payment of any penalty by the Fund or by the Adviser on thirty
       (30) days written notice to the other party (the Fund may effect termination by action of the Board of Directors or by vote of a majority of the outstanding shares of common stock of the fund, accompanied by appropriate notice);

     b.   this Agreement shall immediately terminate in the event of its assignment by the Adviser (within the meaning of the Act);

     c.   the terms of Paragraph 6 of this Agreement shall survive the termination of this Agreement, as will the right of the Adviser to receive payment of the compensation described in Paragraph 2 hereof and any expenses prepaid on behalf of the Fund, prorated to the date of termination.

8.   AMENDMENTS. This Agreement contains the entire Agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral or written, if any, between the parties hereto. No provision of this Agreement may be changed, waived, discharged or
  terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement with respect to any Portfolio shall be effective until approved by vote of the holders of a majority of that
  Portfolio's voting securities.

9.   USE OF NAME. It is understood that the name `Blankinship' or any derivative thereof or logo associated with that name is the valuable property of the Adviser, and that the Fund has the right to use such name (or derivative or logo) only with the approval of the Adviser and only so long as the Adviser is investment adviser to the Fund. Upon termination of this Agreement between the Fund and the Adviser, the Fund shall forthwith cease to use such name (or derivative or logo).

10.  SEVERABILITY. In the event any provision or provisions of this Agreement shall be held to be illegal or invalid for any reason (including, without limitation, not conforming to
  applicable federal and state securities laws), the illegality or invalidity shall not affect the remaining provisions of this
  Agreement, but shall be fully severable and the Agreement shall be construed in force as if the illegal or invalid provisions had never been included herein. Furthermore, in lieu of such illegal or invalid provision, there shall be added automatically as part of the Agreement a provision as similar in terms to such illegal or such invalid provision as may be possible and be legal and valid.

11.  CHOICE OF LAW. This Agreement shall be construed in
accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws principles thereof, and the Act.
To the extent the laws of the State of Maryland conflict with the applicable provisions of the Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

Blankinship Funds, Inc.            Blankinship Corporation

By: /s/ Janet L. Barnes            By: /s/ Rex Blankinship
-------------------------------    -----------------------------
Janet L. Barnes, Vice President    Rex Blankinship, President